UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 24, 2006

BULLDOG TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-50321

(Commission File Number)

980377543

(IRS Employer Identification No.)

301 – 11120 Horseshoe Way, Richmond, British Columbia, Canada V7A 5H7

(Address of principal executive offices and Zip Code)

(604) 271-8656

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement and Item 3.02 Unregistered Sales of Equity Securities

Pursuant to a Securities Purchase Agreement, dated February 24, 2006, entered into among Bulldog Technologies Inc. (the “Company”), Nite Capital, LP, RHP Master Fund, Ltd., Iroquois Master Fund Ltd., Omicron Master Trust, Otto W. Hoernig, III, RAQ, LLC, Alpha Capital AG, Enable Growth Partners LP, Enable Opportunity Partners LP and Pierce Diversified Strategy Master Fund LLC, the Company issued convertible notes due August 24, 2007 in the aggregate amount of $2 million and share purchase warrants to purchase an additional 2 million common shares to five accredited investors. The notes and warrants were issued to accredited investors relying on Rule 506 of Regulation D and/or Section 4(6) of the Securities Act of 1933, as amended.

Each convertible note entitles the investor to convert all or any part of the principal outstanding under the convertible note into common shares at $1.00 per share, subject to adjustment according to the terms of the note.

The Company is required to repay the principal amount of the notes, in 14 equal installments commencing on the fourth month after issuance of such notes, in cash or in common shares, with the number of shares to be determined by dividing the principal amount to be paid by the lower of $1.00 or the market price as defined in the note. Interest is payable on the note at an annual rate which is the greater of 6% or LIBOR plus 300 basis points. The interest payable on the principal amount outstanding under the notes is payable quarterly in cash or common shares, with the number of interest shares to be determined by dividing the interest payable by the market price as defined in the note. The Company can only pay such principal and interest amounts in common shares if the closing bid price of the common shares on the date of such repayment is greater that the volume weighted average price of the common shares for the 20 days immediately preceding such repayment date.

Each warrant entitles an investor to purchase the number of common shares equal to 100% of the total number of shares of common stock exercisable upon conversion of the convertible note at the time of issuance of the convertible note, and is exercisable for a period of five years, at an exercise price per warrant share of $1.15, subject to adjustment in accordance with the terms of the warrant.

As part of the private placement, the Company agreed to amend the terms of the convertible notes and warrants issued in September, 2005. The conversion price of the notes issued in that offering was reduced to $1.00 per share and the exercise price of the warrants issued in that offering was reduced to $1.15 per share. In further consideration of the investors who participated in the 2005 note financing agreeing to participate in this new private placement, the Company issued warrants to purchase up to 1,307,547 additional shares of common stock of the Company at an exercise price of $1.15 per share, exerciseable for a period of five years.

The Company will pay a cash fee of $66,000 to a placement agent in connection with the private placement.

Item 7.01. Regulation FD Disclosure

Pursuant to Rule 135c of the Securities Act of 1933, the Company announced that on February 27, 2006, it completed a private placement of the issuance of convertible notes to five investors for total proceeds of $2,000,000. The convertible notes are convertible into shares of common stock of the Company at a conversion price of $1.00 per share, subject to adjustment. The Company issued warrants to the investors for the purchase of up to 2,000,000 additional shares of common stock of the Company at an exercise price of $1.15 per share, subject to adjustment, exercisable for a period of five years. As part of the private placement, the Company granted security over its assets, including a pledge of the shares of its subsidiaries. The proceeds of the private placement will be used for general corporate purposes.

As part of the private placement, the Company agreed to amend the terms of the convertible notes and warrants issued in September, 2005. The conversion price of the notes issued in that offering was reduced to $1.00 per share and the exercise price of the warrants issued in that offering was reduced to $1.15 per share. In consideration of the investors agreeing to participate in this new private placement, the Company issued warrants to purchase up to 1,307,547 additional shares of common stock of the Company at an exercise price of $1.15 per share, exercisable for a period of five years.

The Company will pay a cash fee of $66,000 to a placement agent in connection with the private placement.

Item 9.01. Financial Statements and Exhibits.

10.1

Securities Purchase Agreement, dated February 24, 2006, among the Company and Nite Capital, LP, RHP Master Fund, Ltd., Iroquois Master Fund Ltd., Omicron Master Trust, Otto W. Hoernig, III, RAQ, LLC, Alpha Capital AG, Enable Growth Partners LP, Enable Opportunity Partners LP and Pierce Diversified Strategy Master Fund LLC

10.2	Form of Convertible Note
10.3	Form of Warrant Certificate
10.4	Security Agreement
10.5	Pledge Agreement
99.1	News Release issued by the Company on February 27, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BULLDOG TECHNOLOGIES INC.

/s/ Matthew Yoon

By: Matthew Yoon

Chief Financial Officer and Treasurer

Date: February 27, 2006